EXHIBIT 99.1

Garmin announces third quarter 2022 results

Raises 2022 EPS guidance on improved margin outlook

Schaffhausen, Switzerland / October 26, 2022/ PR Newswire – Garmin® Ltd. (NYSE: GRMN), today announced results for the third quarter ended September 24, 2022.

Highlights for third quarter 2022 include:

•
Consolidated revenue of $1.14 billion, a 4% decrease compared to the prior year quarter, was unfavorably impacted by approximately $70 million due to the year-over-year strengthening of the U.S. Dollar relative to other major currencies
•
Gross margin expanded to 58.8%, and operating margin was 21.0%
•
Operating income was $239 million, a 15% decrease compared to the prior year quarter
•
GAAP EPS was $1.09 and pro forma EPS(1) was $1.24
•
Launched the IndexTM BPM smart blood pressure monitoring device
•
Since launching inReach services in 2011, the Garmin Response Center has coordinated over 10,000 SOS responses, demonstrating the crucial importance of satellite based two-way messaging wherever our customers need assistance
•
Ranked #1 in avionics product support for the 19th consecutive year by Aviation International News
•
Named Manufacturer of the Year by the National Marine Electronics Association for the eighth consecutive year and received five product of excellence awards

(In thousands, except per share information)	13-Weeks Ended			39-Weeks Ended
	September 24,	September 25,	YoY	September 24,	September 25,	YoY
	2022	2021	Change	2022	2021	Change
Net sales	$1,140,434	$1,191,973	(4)%	$3,553,931	$3,591,206	(1)%
Fitness	279,875	342,316	(18)%	772,867	1,063,642	(27)%
Outdoor	340,388	323,856	5%	1,106,908	903,715	22%
Aviation	188,043	180,165	4%	567,548	534,886	6%
Marine	196,506	207,534	(5)%	693,369	678,698	2%
Auto	135,622	138,102	(2)%	413,239	410,265	1%

Gross margin %	58.8%	58.4%		58.0%	59.0%

Operating income %	21.0%	23.7%		21.4%	25.2%

GAAP diluted EPS	$1.09	$1.34	(19)%	$3.52	$4.13	(15)%
Pro forma diluted EPS(1)	$1.24	$1.41	(12)%	$3.79	$4.27	(11)%

(1) See attached Non-GAAP Financial Information for discussion and reconciliation of non-GAAP financial measures, including pro forma diluted EPS

Executive Overview from Cliff Pemble, President and Chief Executive Officer:

“Revenue was negatively impacted by the strengthening of the U.S. Dollar,” said Cliff Pemble, President and CEO of Garmin. “Despite this significant headwind, gross margin expanded and operating margin remained solid. Looking forward, we are lowering our revenue outlook for the remainder of the year consistent with the trends we are experiencing, while also raising our EPS guidance on an improving margin outlook. We believe that our strong lineup of innovative products and vertical integration strategy will allow us to remain strong in this challenging economic environment.”

Fitness:

Revenue from the fitness segment decreased 18% in the third quarter, primarily driven by lower revenue from our advanced wellness and indoor cycling products. Gross and operating margins were 53% and 15%, respectively, resulting in $41 million of operating income. During the quarter, we launched our first smart blood pressure monitor, the IndexTM BPM, allowing a user to measure and track systolic and diastolic blood pressure at home or on the go. When paired with the Garmin Connect app, users can view their measurement history and trends alongside other health stats. Also, during the quarter, we launched the Venu® Sq 2, featuring a bright AMOLED display with nearly double the battery life over its predecessor. We recently hosted our sixth annual Garmin Developers Conference where hundreds of developers virtually gathered to explore how Garmin can support their ideas and innovations.

Outdoor:

Revenue from the outdoor segment grew 5% in the third quarter primarily due to growth in adventure watches and inReach devices and services, partially offset by declines in other product lines. Gross and operating margins were 65% and 36%, respectively, resulting in $121 million of operating income. During the quarter, we launched the inReach Messenger, a versatile new communication-focused device with global two-way texting, location sharing and SOS capabilities.

Aviation:

Revenue from the aviation segment grew 4% in the third quarter driven by growth in multiple product lines, primarily in aftermarket. Gross and operating margins were 73% and 26%, respectively, resulting in $48 million of operating income. During the quarter, we announced that Tactical Air has chosen the G3000® integrated flight deck to modernize the U.S. Department of Defense fleet of Navy and Marine Corps F-5 aircraft.

Marine:

Revenue from the marine segment decreased 5% in the third quarter primarily due to the return of typical seasonality trends. Gross and operating margins were 56% and 23%, respectively, resulting in $45 million of operating income. During the quarter, we launched the LiveScope® XR System, bringing revolutionary live-scanning sonar technology to deep water fishing allowing anglers to see real-time images of fish and structure up to 500’ in front of or below the boat. We also launched the LiveScope Plus Ice Fishing Bundle, creating the ultimate portable solution for winter fishing.

Auto:

Revenue from the auto segment decreased 2% during the third quarter as declines in our consumer products more than offset the growth in OEM programs. Gross margin was 40%, and we recorded an operating loss of $16 million in the quarter driven by ongoing investments in auto OEM programs. During the quarter, we announced that our Garmin Tread® navigators had been selected by Arctic Cat, Inc. as standard equipment on select side-by-side vehicles beginning in model year 2023.

Additional Financial Information:

Total operating expenses in the third quarter were $431 million, a 4% increase over the prior year. Research and development increased 5% primarily due to engineering personnel costs. Selling, general and administrative expenses increased 7% driven primarily by personnel related expenses and information technology costs. Advertising expenses decreased 10% primarily due to lower cooperative advertising.

The effective tax rate in the third quarter was 4.3% compared to 5.9% in the prior year quarter. The year-over-year decrease in the effective tax rate is primarily due to income mix by jurisdiction and an increase in U.S. tax deductions and credits.

In the third quarter of 2022, we generated approximately $104 million of free cash flow(1). We paid a quarterly dividend of approximately $141 million and repurchased approximately $83 million of the Company’s shares within the quarter, leaving approximately $186 million remaining as of September 24, 2022 in the share repurchase program authorized through December 29, 2023. We ended the quarter with cash and marketable securities of approximately $2.7 billion.

(1)
See attached Non-GAAP Financial Information for discussion and reconciliation of non-GAAP financial measures, including free cash flow.

2022 Fiscal Year Guidance:

Based on our performance in the first three quarters of 2022, we are adjusting our full year guidance. We now anticipate revenue of approximately $4.85 billion, gross margin of 57.5%, operating margin of 20.7%, and a full year effective tax rate of 8.0% resulting in EPS of approximately $4.95 (see attached discussion on Forward-looking Financial Measures).

Dividend Payment Date Confirmation:

The board of directors has established December 30, 2022, as the payment date for the next dividend installment of $0.73 per share with a record date of December 15, 2022. At the 2022 annual shareholders’ meeting, Garmin shareholders, in accordance with Swiss corporate law, approved a cash dividend in the total amount of $2.92 per share (subject to possible adjustment based on the total amount of the dividend in Swiss Francs as approved at the annual meeting), payable in four equal installments on dates to be determined by the board in its discretion. The first and second payments were made on June 30, 2022 and September 30, 2022. The board currently anticipates the scheduling of the remaining quarterly dividend installment as follows:

Dividend Date	Record Date	$ per share
March 31, 2023	March 15, 2023	$0.73

Webcast Information/Forward-Looking Statements:

The information for Garmin Ltd.’s earnings call is as follows:

When:	Wednesday, October 26, 2022 at 10:30 a.m. Eastern
Where:	https://www.garmin.com/en-US/investors/events/
How:	Simply log on to the web at the address above

An archive of the live webcast will be available until October 25, 2023 on the Garmin website at www.garmin.com. To access the replay, click on the Investors link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business that are commonly identified by words such as “anticipates,” “would,” “may,” “expects,” “estimates,” “plans,” “intends,” “projects,” and other words or phrases with similar meanings. Any statements regarding the Company’s expected fiscal 2022 GAAP and pro forma estimated earnings, EPS, and effective tax rate, and the Company’s expected segment revenue growth rates, consolidated revenue, gross margins, operating margins, potential future acquisitions, share repurchase programs, currency movements, expenses, pricing, new product launches, market reach, statements relating to possible future dividends, statements related to the ongoing impact of the COVID-19 pandemic, and the Company’s plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors and uncertainties affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 25, 2021 filed by Garmin with the Securities and Exchange Commission (Commission file number 001-41118). A copy of Garmin’s 2021 Form 10-K can be downloaded from https://www.garmin.com/en-US/investors/sec/. All information provided in this release and in the attachments is as of September 24, 2022. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

This release and the attachments contain non-GAAP financial measures. A reconciliation to the nearest GAAP measure and a discussion of the Company's use of these measures are included in the attachments.

Garmin, the Garmin logo, the Garmin delta, inReach, Venu, G5000, G3000, LiveScope and Tread are trademarks of Garmin Ltd. or its subsidiaries and are registered in one or more countries, including the U.S. Index is a trademark of Garmin Ltd. or its subsidiaries. All other brands, product names, company names, trademarks and service marks are the properties of their respective owners. All rights reserved.

Investor Relations Contact:	Media Relations Contact:
Teri Seck	Krista Klaus
913/397-8200	913/397-8200
investor.relations@garmin.com	media.relations@garmin.com

Changes in Classification and Allocation

Prior period information presented here has been recast to conform to the current period presentation. Refer to the Current Report on Form 8-K/A announcing the Company’s financial results for the fiscal first quarter ended March 26, 2022 for further description and full recast impacts.

Garmin Ltd. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except per share information)

	13-Weeks Ended		39-Weeks Ended
	September 24,	September 25,	September 24,	September 25,
	2022	2021	2022	2021
Net sales	$1,140,434	$1,191,973	$3,553,931	$3,591,206
Cost of goods sold	469,935	496,026	1,492,126	1,472,852
Gross profit	670,499	695,947	2,061,805	2,118,354

Advertising expense	32,888	36,705	110,378	110,705
Selling, general and administrative expense	189,546	177,647	571,541	530,351
Research and development expense	208,692	198,925	619,215	573,798
Total operating expense	431,126	413,277	1,301,134	1,214,854

Operating income	239,373	282,670	760,671	903,500

Other income (expense):
Interest income	10,472	6,897	26,520	21,568
Foreign currency losses	(29,863)	(15,014)	(55,809)	(30,621)
Other income	285	833	3,716	3,511
Total other income (expense)	(19,106)	(7,284)	(25,573)	(5,542)

Income before income taxes	220,267	275,386	735,098	897,958
Income tax provision	9,419	16,347	54,785	101,894
Net income	$210,848	$259,039	$680,313	$796,064

Net income per share:
Basic	$1.09	$1.35	$3.53	$4.14
Diluted	$1.09	$1.34	$3.52	$4.13

Weighted average common shares outstanding:
Basic	192,672	192,322	192,878	192,123
Diluted	193,105	193,185	193,378	192,955

Garmin Ltd. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except per share information)

	September 24, 2022	December 25, 2021
Assets
Current assets:
Cash and cash equivalents	$1,082,338	$1,498,058
Marketable securities	378,705	347,980
Accounts receivable, net	641,072	843,445
Inventories	1,533,271	1,227,609
Deferred costs	14,398	15,961
Prepaid expenses and other current assets	318,339	328,719
Total current assets	3,968,123	4,261,772

Property and equipment, net	1,100,257	1,067,478
Operating lease right-of-use assets	121,937	89,457
Noncurrent marketable securities	1,236,350	1,268,698
Deferred income tax assets	390,105	260,205
Noncurrent deferred costs	10,393	12,361
Goodwill	540,740	575,080
Other intangible assets, net	179,890	215,993
Other noncurrent assets	79,811	103,383
Total assets	$7,627,606	$7,854,427

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$268,674	$370,048
Salaries and benefits payable	184,802	211,371
Accrued warranty costs	39,925	45,467
Accrued sales program costs	75,182	121,514
Other accrued expenses	195,117	225,988
Deferred revenue	88,563	87,654
Income taxes payable	169,665	128,083
Dividend payable	420,995	258,023
Total current liabilities	1,442,923	1,448,148

Deferred income tax liabilities	117,941	117,595
Noncurrent income taxes payable	50,943	62,539
Noncurrent deferred revenue	37,068	41,618
Noncurrent operating lease liabilities	100,181	70,044
Other noncurrent liabilities	361	324

Stockholders’ equity:
Shares, CHF 0.10 par value, 198,077 shares authorized and issued; 192,180 shares outstanding at September 24, 2022 and 192,608 shares outstanding at December 25, 2021	17,979	17,979
Additional paid-in capital	2,027,019	1,960,722
Treasury stock (5,897 and 5,469 shares, respectively)	(398,974)	(303,114)
Retained earnings	4,439,004	4,320,737
Accumulated other comprehensive (loss) income	(206,839)	117,835
Total stockholders’ equity	5,878,189	6,114,159
Total liabilities and stockholders’ equity	$7,627,606	$7,854,427

Garmin Ltd. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	39-Weeks Ended
	September 24, 2022	September 25, 2021
Operating Activities:
Net income	$680,313	$796,064
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	88,005	75,272
Amortization	34,349	38,485
(Gain) loss on sale or disposal of property and equipment	(1,652)	246
Unrealized foreign currency losses	45,498	24,390
Deferred income taxes	(101,133)	8,358
Stock compensation expense	57,871	68,656
Realized loss (gain) on marketable securities	982	(513)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net of allowance for doubtful accounts	156,666	197,024
Inventories	(442,312)	(357,387)
Other current and noncurrent assets	29,299	(31,398)
Accounts payable	(64,199)	57,602
Other current and noncurrent liabilities	(84,287)	(39,941)
Deferred revenue	(3,299)	(6,914)
Deferred costs	3,426	7,547
Income taxes	20,067	5,974
Net cash provided by operating activities	419,594	843,465

Investing activities:
Purchases of property and equipment	(184,928)	(187,960)
Proceeds from sale of property and equipment	1,693	26
Purchase of intangible assets	(1,411)	(1,408)
Purchase of marketable securities	(1,044,942)	(1,081,789)
Redemption of marketable securities	923,894	975,318
Acquisitions, net of cash acquired	(13,455)	(15,893)
Net cash used in investing activities	(319,149)	(311,706)

Financing activities:
Dividends	(399,074)	(362,602)
Proceeds from issuance of treasury stock related to equity awards	41,052	35,733
Purchase of treasury stock related to equity awards	(14,750)	(17,636)
Purchase of treasury stock under share repurchase plan	(105,206)	—
Net cash used in financing activities	(477,978)	(344,505)

Effect of exchange rate changes on cash and cash equivalents	(38,265)	(6,172)

Net (decrease) increase in cash, cash equivalents, and restricted cash	(415,798)	181,082
Cash, cash equivalents, and restricted cash at beginning of period	1,498,843	1,458,748
Cash, cash equivalents, and restricted cash at end of period	$1,083,045	$1,639,830

The following table includes supplemental financial information for the consumer auto and auto OEM operating segments that management believes is useful.

Garmin Ltd. and Subsidiaries
Net Sales, Gross Profit and Operating Income by Segment (Unaudited)
(In thousands)

					Auto
	Fitness	Outdoor	Aviation	Marine	Total Auto	Consumer Auto	Auto OEM	Total
13-Weeks Ended September 24, 2022
Net sales	$279,875	$340,388	$188,043	$196,506	$135,622	$66,444	$69,178	$1,140,434
Gross profit	147,716	219,980	137,732	110,747	54,324	30,432	23,892	670,499
Operating income (loss)	40,850	120,842	48,487	44,950	(15,756)	2,105	(17,861)	239,373

13-Weeks Ended September 25, 2021
Net sales	$342,316	$323,856	$180,165	$207,534	$138,102	$82,914	$55,188	$1,191,973
Gross profit	183,028	210,522	131,260	116,152	54,985	39,342	15,643	695,947
Operating income (loss)	74,469	122,875	51,747	55,142	(21,563)	11,979	(33,542)	282,670

39-Weeks Ended September 24, 2022
Net sales	$772,867	$1,106,908	$567,548	$693,369	$413,239	$211,902	$201,337	$3,553,931
Gross profit	387,921	720,731	413,206	376,734	163,213	98,645	64,568	2,061,805
Operating income (loss)	64,894	424,071	150,359	172,451	(51,104)	15,058	(66,162)	760,671

39-Weeks Ended September 25, 2021
Net sales	$1,063,642	$903,715	$534,886	$678,698	$410,265	$231,587	$178,678	$3,591,206
Gross profit	581,765	590,355	389,376	390,141	166,717	113,567	53,150	2,118,354
Operating income (loss)	258,884	335,728	147,888	209,140	(48,140)	37,371	(85,511)	903,500

Garmin Ltd. and Subsidiaries
Net Sales by Geography (Unaudited)
(In thousands)

	13-Weeks Ended			39-Weeks Ended
	September 24,	September 25,	YoY	September 24,	September 25,	YoY
	2022	2021	Change	2022	2021	Change
Net sales	$1,140,434	$1,191,973	(4)%	$3,553,931	$3,591,206	(1)%
Americas	563,310	573,331	(2)%	1,780,117	1,723,415	3%
EMEA	382,865	442,622	(14)%	1,192,893	1,330,855	(10)%
APAC	194,259	176,020	10%	580,921	536,936	8%

EMEA - Europe, Middle East and Africa; APAC - Asia Pacific and Australian Continent

Non-GAAP Financial Information

To supplement our financial results presented in accordance with GAAP, this release includes the following measures defined by the Securities and Exchange Commission as non-GAAP financial measures: pro forma effective tax rate, pro forma net income (earnings) per share and free cash flow. These non-GAAP measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from non-GAAP measures used by other companies, limiting the usefulness of the measures for comparison with other companies. Management believes providing investors with an operating view consistent with how it manages the Company provides enhanced transparency into the operating results of the Company, as described in more detail by category below.

The tables below provide reconciliations between the GAAP and non-GAAP measures.

Pro forma effective tax rate

The Company’s income tax expense is periodically impacted by discrete tax items that are not reflective of income tax expense incurred as a result of current period earnings. Therefore, management believes disclosure of the effective tax rate and income tax provision before the effect of certain discrete tax items are important measures to permit investors' consistent comparison between periods. In the first three quarters 2022 and 2021 there were no such discrete tax items identified.

Pro forma net income (earnings) per share

Management believes that net income (earnings) per share before the impact of foreign currency gains or losses and certain discrete income tax items, as discussed above, is an important measure in order to permit a consistent comparison of the Company’s performance between periods.

(In thousands, except per share information)	13-Weeks Ended		39-Weeks Ended
	September 24,	September 25,	September 24,	September 25,
	2022	2021	2022	2021
GAAP net income	$210,848	$259,039	$680,313	$796,064
Foreign currency losses(1)	29,863	15,014	55,809	30,621
Tax effect of foreign currency losses(2)	(1,277)	(891)	(4,159)	(3,475)
Pro forma net income	$239,434	$273,162	$731,963	$823,210

GAAP net income per share:
Basic	$1.09	$1.35	$3.53	$4.14
Diluted	$1.09	$1.34	$3.52	$4.13

Pro forma net income per share:
Basic	$1.24	$1.42	$3.79	$4.28
Diluted	$1.24	$1.41	$3.79	$4.27

Weighted average common shares outstanding:
Basic	192,672	192,322	192,878	192,123
Diluted	193,105	193,185	193,378	192,955

(1) Foreign currency gains and losses for the Company are driven by movements of a number of currencies in relation to the U.S. Dollar and the related exchange rate impact on the significant cash, receivables, and payables held in a currency other than the functional currency at a given legal entity. However, there is minimal cash impact from such foreign currency gains and losses.

(2) The tax effect of foreign currency losses was calculated using the effective tax rates of 4.3% and 7.5% for the 13-weeks and 39-weeks ended September 24, 2022, respectively and 5.9% and 11.3% for the 13-weeks and 39-weeks ended September 25, 2021, respectively.

Free cash flow

Management believes that free cash flow is an important liquidity measure because it represents the amount of cash provided by operations that is available for investing and defines it as operating cash flows less capital expenditures for property and equipment. Management believes that excluding purchases of property and equipment provides a better understanding of the underlying trends in the Company’s operations and allows more accurate comparisons of the Company’s results between periods. This metric may also be useful to investors but should not be considered in isolation as it is not a measure of cash flow available for discretionary expenditures. The most comparable GAAP measure is net cash provided by operating activities.

(In thousands)	13-Weeks Ended		39-Weeks Ended
	September 24,	September 25,	September 24,	September 25,
	2022	2021	2022	2021
Net cash provided by operating activities	$154,118	$245,423	$419,594	$843,465
Less: purchases of property and equipment	(50,130)	(41,418)	(184,928)	(187,960)
Free Cash Flow	$103,988	$204,005	$234,666	$655,505

Forward-looking Financial Measures

The forward-looking financial measures in our 2022 guidance provided above do not consider the potential future net effect of foreign currency exchange gains and losses, certain discrete tax items and any other impacts that may be identified as pro forma adjustments in calculating the non-GAAP measures described above.

The estimated impact of foreign currency gains and losses cannot be reasonably estimated on a forward-looking basis due to the high variability and low visibility with respect to non-operating foreign currency exchange gains and losses and the related tax effects of such gains and losses. The impact on diluted net income per share of foreign currency gains and losses, net of tax effects, was $0.27 per share for the 39-weeks ended September 24, 2022.

At this time, management is unable to determine whether or not significant discrete tax items will occur in fiscal 2022 or anticipate the impact of any other events that may be considered in the calculation of non-GAAP financial measures.